Exhibit 99.1

     Rockwell Medical Technologies, Inc. Reports First Quarter 2004 Results;
                                 Sales Up 25.4%

    WIXOM, Mich., May 10 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative hemodialysis products company in the healthcare sector, reported its first quarter 2004 results today and included the following first quarter highlights:

    *  Sales increased 25.4% over the first quarter of 2003.
    * Sales were $4,307,844, compared to $3,434,737 in the first quarter of 2003.
    * Net income was $80,217, compared to a loss of ($86,793) in the first quarter of 2003.
    * Earnings per share was $.01, compared to a loss of ($.01) per share in the first quarter of 2003.
    *  Dri-Sate(R) Dry Acid Concentrate revenue increased 32%.
    *  Hemodialysis concentrate revenue increased 30%.

    Mr. Robert L. Chioini, Chairman, CEO, and President of Rockwell Medical Technologies, Inc. said, "First quarter sales met our expectations. We continue to secure business and penetrate our market. We expect sales growth to continue in each quarter this year. We are pleased with the recently signed supply agreement with DaVita, the largest independent dialysis provider in the country, and with our prospects to substantially grow our hemodialysis products business going forward."
    Mr. Chioini further stated, "Regarding our proprietary dialysate iron product, we have made solid progress in completing the necessary steps that will enable us to submit our Phase III clinical protocol to the FDA. We are progressing on our expected timeline and remain focused on the development of this innovative method of delivering iron to anemic dialysis patients. We are optimistic about our prospects to compete in the $270,000,000 dialysis iron therapy market."
    Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased 6-8% on average each year over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Mixing System, RenalPure(TM) Liquid Acid, RenalPure(TM) Powder Bicarbonate, SteriLyte(R) Liquid Bicarbonate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com .
    Certain statements in this press release with respect to Rockwell's business and operations, including the statements regarding the Company's anticipated sales revenue and the potential of Rockwell's proprietary dialysate iron product, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors, failure to obtain FDA approval, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.


              Rockwell Medical Technologies, Inc. and Subsidiary

                        Consolidated Income Statements

         For the three months ended March 31, 2004 and March 31, 2003

                               (Whole dollars)
                                 (Unaudited)

                                         Three Months Ended Three Months Ended
                                           March 31, 2004     March 31, 2003
    Sales                                   $4,307,844          $3,434,737
    Cost of Sales                            3,612,884           2,961,937
    Gross Profit                               694,960             472,800
    Selling, General and Administrative        570,411             520,235
    Operating Income (Loss)                    124,549             (47,435)
    Interest Expense, net                       44,332              39,358
    Net Income (Loss)                          $80,217            $(86,793)

    Average shares outstanding               8,535,524           8,488,283

    Basic and Diluted Loss per Share +            $.01               $(.01)

    + - Fully diluted shares outstanding were 9,337,480 for the first quarter of 2004.



              ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                  As of March 31, 2004 and December 31, 2003

                               (Whole Dollars)


         ASSETS                            MARCH 31, 2004    DECEMBER 31, 2003
    Cash and Cash Equivalents                 $368,563            $106,639
    Restricted Cash and Cash Equivalents         8,662               8,662
    Accounts Receivable, net of a reserve
     of $34,500 in 2004 and $34,500 in 2003  2,133,905           2,169,564
    Inventory                                1,611,053           1,350,291
    Other Current Assets                       147,472             103,971
         Total Current Assets                4,269,655           3,739,127

    Property and Equipment, net              2,152,270           1,943,376
    Intangible Assets                          307,952             314,071
    Goodwill                                   920,745             920,745
    Other Non-current Assets                   125,558             127,467
         Total Assets                       $7,776,180          $7,044,786


         LIABILITIES AND SHAREHOLDERS' EQUITY
    Short Term Borrowings                     $482,114            $642,018
    Notes Payable & Capitalized Lease
     Obligations                               327,854             307,959
    Accounts Payable                         2,236,559           1,666,952
    Accrued Liabilities                        441,222             329,519
         Total Current Liabilities           3,487,749           2,946,448

    Long Term Notes Payable &
     Capitalized Lease Obligations           1,013,949             926,230

         Shareholders' Equity:
    Common Share, no par value,
     8,543,772 and 8,519,405 shares
     issued and outstanding                 11,854,377          11,832,220
    Common Share Purchase Warrants,
     3,761,071 and 3,766,071 shares
     issued and outstanding                    320,150             320,150
    Accumulated Deficit                     (8,900,045)         (8,980,262)
         Total Shareholders' Equity          3,274,482           3,172,108

         Total Liabilities And
          Shareholders' Equity              $7,776,180          $7,044,786


SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             05/10/2004
    /CONTACT: Thomas Klema of Rockwell Medical Technologies, Inc., +1-248-960-9009/
    /Web site:  http://rockwellmed.com /
    (RMTI)

CO:  Rockwell Medical Technologies, Inc.
ST:  Michigan
IN:  MTC
SU:  ERN